UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 28, 2006

Applied Micro Circuits Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23193	94-2586591
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

215 Moffett Park Drive, Sunnyvale, California 94089

(Address of Principal Executive Offices)

(858) 450-9333

(Registrants telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 28, 2006, Applied Micro Circuits Corporation (the “Company”) entered into an amendment (the “Amendment”) to its letter agreement with its President and Chief Executive Officer, Kambiz Hooshmand, dated February 22, 2005 (the “Agreement”). The Company amended the Agreement with Mr. Hooshmand as a result of its decision to relocate its principal executive offices from San Diego, California, to Sunnyvale, California, whereby it is no longer necessary for Mr. Hooshmand to permanently relocate his household to the San Diego area, as initially contemplated under the Agreement. However, the Company has determined that it is in its best interests, and that of the shareholders, for Mr. Hooshmand to continue to spend significant time at the Company’s San Diego office and to purchase a residence in the San Diego area for this purpose.

Accordingly, the Amendment provides that in lieu of the reimbursement of certain closing costs pursuant to Sections 6 and 7 of the Agreement, the Company shall make Mr. Hooshmand a one-time payment of $160,000, which amount shall be grossed up so that the amount he receives after payment of any federal, state or local taxes payable thereon equals $160,000, to be used by him exclusively for the purchase of a residence in the San Diego area (the “Payment”). The Amendment further provides that in the event Mr. Hooshmand voluntarily leaves his employment with the Company, or is terminated by the Company for “Cause” (as defined in the Agreement), during the 18-month period following the initial disbursement of the Payment, then Mr. Hooshmand shall be required to return the full amount of the Payment to the Company.

All of the other provisions of the Agreement not otherwise amended by the provisions of the Amendment remain unchanged.

A copy of the Amendment is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1	Amendment to Agreement dated February 22, 2005 between Applied Micro Circuits Corporation and Kambiz Hooshmand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED MICRO CIRCUITS CORPORATION

Date: March 3, 2006	By:	/s/ Robert G. Gargus
Robert G. Gargus Senior Vice President and Chief Financial Officer

Exhibit 99.1	Amendment to Agreement dated February 22, 2005 between Applied Micro Circuits Corporation and Kambiz Hooshmand.